Exhibit 10.1

September 5, 2017

Edward L. Doheny II

Dear Ted,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of our offer of employment.

1.	Start Date, Position and Duties. Your start date will be on September 18, 2017. Until your appointment as Chief Executive Officer, you will have the title of Chief Operating Officer and CEO-Designate of the Company. In that position, you will work closely with the Chief Executive Officer of the Company to prepare for an orderly transition and will report to the Chief Executive Officer.

You will also be appointed to the Board of Directors of the Company (the “Board”) effective on your start date. We will cause your nomination for election to the Board for future years while you serve as Chief Executive Officer.

The Board will appoint you President and Chief Executive Officer of the Company, reporting to the Board, effective no later than January 1, 2018. In that position, the Chief Financial Officer, General Counsel and all other functional leaders will report to you.

The location of your position will be at the Company’s headquarters in Charlotte, NC. You will be expected to relocate and establish a primary residence in proximity to the Company’s headquarters as soon as practicable after your start date, but not later than six months after the start date. You will be fully reimbursed for documented, reasonable expenses associated with your relocation, including (i) temporary housing and/or hotel costs in Charlotte, NC for up to six months following the start date, (ii) round trip travel for you and your spouse from your home in Milwaukee, WI to Charlotte, NC for house-hunting and to facilitate the sale of your home in Milwaukee, WI, and (iii) reimbursement for 100% of the loss on sale of your home in Milwaukee, WI, capped at $300,000, should you chose to sell that home within three years after the start date.

During your employment, you (i) will devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) will not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) will not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) will comply with the Company’s policies and rules, as they may be in effect from time to time and provided to you. Notwithstanding the foregoing, you will be entitled to

(A) (1) serve on the boards of such organizations (both for profit or non-profit) on which you currently serve as previously communicated to us, and (2) serve on the boards of additional organizations (both for profit or non-profit), subject to the Board’s prior consent, not to be unreasonably withheld or delayed, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, and (D) manage personal investments, so long as, in each such case, such activities do not (a) significantly interfere with the performance of your responsibilities as an employee of the Company, or (b) create a conflict of interest with your services to the Company.

2.	Term. The initial term of your employment will be for a period of five years, commencing on your start date (the “Initial Term”). Your employment will then be renewed automatically for additional one year periods commencing on the last date of the Initial Term, and on each one year anniversary date thereafter (each subsequent one year period together with the Initial Term, hereinafter collectively the “Term”), unless either the Company or you provides the other party with written notice at least 90 days prior to the last date of the Initial Term or any subsequent Term stating that your employment will not be renewed.

The Term of your employment may be ended earlier as follows: (i) the Term will end automatically upon your death or “Disability” (as defined in Exhibit A to this letter); (ii) the Term will end upon your voluntary termination of employment without “Good Reason” (as defined in Exhibit A to this letter) provided that you give the Company at least 90 days prior written notice; (iii) the Term will end upon your voluntary termination of employment with Good Reason, subject to the notice and cure requirements included in the definition of Good Reason in Exhibit A to this letter; (iv) the Term will end immediately upon the Company’s termination of your employment for “Cause” (as defined in Exhibit A to this letter); and (v) the Term will end upon the Company’s termination of your employment without Cause provided that the Company gives you at least 90 days prior written notice. See Section 5 below regarding your right to severance payments in the event of a “Qualifying Termination” (as defined in Exhibit A to this letter).

3.	Initial Equity Awards. We will provide you with the following equity awards under the Company’s 2014 Omnibus Incentive Plan (or any successor plan) (the “Stock Plan”) in connection with your acceptance of this offer. These awards have been approved by the Organization and Compensation Committee of the Board (the “Organization & Compensation Committee”) and will be granted to you on the start date, subject to your accepting this offer and commencing employment. These awards will be evidenced by formal award agreements, in the forms attached hereto as Exhibits B and C, which will be the governing documents for your awards.

•	Time-Vesting RSUs. You will receive an award of 30,000 restricted stock units (“RSUs”) that become vested and payable if you remain continuously employed with the Company through December 31, 2020.

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Performance Share Units. You will receive an award of 70,000 performance share units (“PSUs”) which become vested and payable if (A) you remain continuously employed with the Company through December 31, 2020, and (B) either of the following two performance conditions have been met: (i) the Company’s cumulative TSR for 2018-2020 is in the top 33% of peers (using the same peer group as applicable under the 2017-2019 PSU awards made under the Stock Plan to senior executives) and the Company’s stock price is at or above $60.00 per share as of December 31, 2020, or (ii) the Company’s stock price is at or above $75.00 per share as of December 31, 2020. For this purpose, the Company’s stock price as of December 31, 2020 will be determined based on the arithmetic mean of the closing prices for the 30 consecutive trading days up to, and including, December 31, 2020.

In case of termination of your employment with the Company before December 31, 2020 due to your death or Disability, (i) your RSUs will become fully (100%) vested, and (ii) your PSUs will vest on a pro rated basis subject to actual performance results through the end of the performance period. The RSUs and PSUs will be forfeited in case of any other termination of employment with the Company before December 31, 2020, except as otherwise provided in Section 5 below in case of a Qualifying Termination.

4.	Ongoing Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

•	Base Salary: You will receive base salary at the annual rate of $1,150,000, payable in accordance with the Company’s regular payroll practices. At least annually, the Organization & Compensation Committee will consider whether, in its discretion, to increase, but not decrease, your rate of base salary, based on market trends, internal considerations, performance or such other factors as the Organization & Compensation Committee may determine.

•	Annual Bonus. Each year you will be eligible for an annual bonus in a target amount equal to 120% of your base salary and a maximum amount of 200% of your target. Your 2017 bonus opportunity will be pro rated, based on your actual base salary from the Company for services in 2017. Your actual bonus amount will be determined by the Organization & Compensation Committee based on the achievement of corporate performance goals and its review of your performance in accordance with the Company’s annual bonus program for senior executives as in effect from time to time.

•	Long-Term Incentives. You will receive long-term incentives in accordance with the Company’s long-term incentive program for senior executives as in effect from time to time as determined by the Organization & Compensation Committee in its discretion, taking into account factors such as market practice, cost, performance and such other factors as determined appropriate by the Organization & Compensation Committee. For 2018, you will receive an award with a target grant date value of $6.0 million. Consistent with past practice, we expect to grant such awards in the form of PSUs under the Stock Plan to be earned based on performance results over a multi-year period, consistent with the terms of awards for other senior executives as determined by the Organization & Compensation Committee each year.

•	Benefits. During the Term, you will be entitled to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans, except as otherwise provided by Section 5 below. In addition, during the Term the Company will provide you with a customary executive medical benefit program.

•	Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

5.	Severance and Change in Control Benefits. The provisions of this Section 5 are in lieu of any severance benefits otherwise provided under the Sealed Air Corporation Executive Severance Plan or any other severance or change in control program generally available to senior executives, and you shall not participate in any such plans or programs.

•	Severance Not in Connection with a Change in Control. In the event of a Qualifying Termination other than on or within 24 months after a “Change in Control” (as defined in Exhibit A to this letter), subject to the conditions provided below, you will be entitled to receive the following severance benefits: (a) a lump sum cash payment equal to (i) 2.0 times the sum of your then current annual base salary plus your then current target annual bonus (in each case, disregarding any reduction thereto that serves as the basis for your resignation for Good Reason), plus (ii) 2.0 times the then-applicable employee cost for premiums for medical, prescription and dental benefits under the Company plans based on your then-applicable elections, (b) you will be eligible to receive a “Pro Rata Bonus” (as defined in Exhibit A to this letter), and (c) your initial equity awards provided in Section 3 above will vest on a pro rated basis, with the PSUs subject to actual performance results through the end of the performance period. Any other outstanding equity awards will be treated in accordance with the terms of the applicable award agreements not inconsistent with this letter.

•	Severance in Connection with a Change in Control. In the event of a Qualifying Termination on or within 24 months after a Change in Control, subject to the conditions provided below, you will be entitled to receive the following severance benefits: a lump sum cash payment equal to (a) (i) 3.0 times the sum of your then current rate of annual base salary plus your then current target annual bonus (in each case, disregarding any reduction thereto that serves as the basis for your resignation for Good Reason), plus (ii) 2.0 times the then-applicable employee cost for premiums for medical, prescription and dental benefits under the Company plans based on your then-applicable elections, (b) a Pro Rata Bonus, and (c) unless more favorable treatment is provided by the applicable award agreements, full vesting of all outstanding equity compensation awards upon such Qualifying Termination. With respect to clause (c) of the preceding sentence, for any unvested performance-based award, the vesting level will be based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control.

•	Timing of Payments. The lump sum cash severance payment will be made as soon practicable after the release requirement provided below has been satisfied, and in no event later than 60 days after the date of the Qualifying Termination. In the case of a Qualifying Termination other than on or within 24 months after a Change in Control, the Pro Rata Bonus will be paid at the same time as generally applicable under the Company’s annual bonus plan, after certification of performance results by the Organization & Compensation Committee, and in no event later than March 15 of the following year. In the case of a Qualifying Termination on or within 24 months after a Change in Control, the Pro Rata Bonus will be paid as soon practicable after the release requirement provided below has been satisfied, and in no event later than 60 days after the date of the Qualifying Termination.

•	No Mitigation. You will not be required to mitigate the amount of any payments provided in this Section 5 by seeking other employment or otherwise, nor will the amount of any severance payment provided for in this Section 5 be reduced by any compensation earned by you as a result of employment by another company or business, or by profits earned by you from any other source at any time before or after the date of your Qualifying Termination.

•	Conditions on Receiving Severance. Payment of the severance benefits provided above are conditioned upon (i) your providing the Company within 60 days after your termination of employment with a release of claims in the form attached hereto as Exhibit D and (ii) your compliance in all material respects with the covenants set forth in Section 6 and in any agreements you have entered into regarding protection of confidential information and ownership of trade secrets and inventions. Notwithstanding any provision herein to the contrary, in the event of your material breach of the covenant not to compete contained in Section 6 below that you fail to cure (if curable) within 15 days following written notice from the Board, the Company will have the right to recover from you up to the full amount of the severance benefits previously paid under this letter. You will not be considered to have materially breached the covenant not to compete in Section 6 for this purpose unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you, if you are a member of the Board at such time) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of a material breach of the covenant not to compete in Section 6, and specifying the particulars thereof in detail.

6.	Covenants. You will enter into the standard Company agreement regarding protection of confidential information and ownership of trade secrets and inventions attached hereto as Exhibit E. In addition, the following covenants will apply:

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Non-Competition. For 24 months following your termination of employment with us, you shall not, without the prior written consent of the Board, act as an officer, director, employee, consultant, partner or stockholder owning more than five percent of a corporation, business or enterprise that is in the business of designing, developing, manufacturing, selling, servicing or promoting a product or service that competes with any of the products or services manufactured, sold or under development (meaning that Sealed Air has taken material steps in furtherance of such development) by the Company or any of its Affiliates (collectively, “Sealed Air”) (a “Competing Business”) during your employment by us in any location in which Sealed Air engages in business as of your termination of employment. You acknowledge and represent that your background and experience adequately qualifies you to engage in other profitable lines of endeavor and that you will not be subject to undue hardship by reason of this non-competition commitment. Nothing herein shall prohibit you (i) from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as you have no active participation in the business of such entity or (ii) commencing employment with a subsidiary, division or unit of any entity that engages in a Competing Business so long as you and such subsidiary, division or unit do not engage in a Competing Business.

•	Non-Solicitation of Customers. For a period of 24 months following your termination of employment with us, you shall not solicit, entice, persuade, or induce any of Sealed Air’s clients or customers at any time during the twelve months preceding your termination of employment with us to purchase products or services that are the same or similar to any product or service manufactured or sold by Sealed Air as of your termination of employment.

•	Non-Solicitation of Employees. For a period of 24 months following your termination of employment with us, you shall not without the Board’s prior written consent, cause or attempt to cause any individual who was an employee, agent or contractor of Sealed Air during the six months preceding your termination of employment to terminate his or her employment, agency or contractor relationship with Sealed Air; or interfere or attempt to interfere with the relationship between Sealed Air and any such employee, agent or contractor; or hire or attempt to hire any such employee, agent or contractor of Sealed Air. Notwithstanding the foregoing, this paragraph shall not be violated by (i) general advertising or solicitation not specifically targeted at Sealed Air-related persons or entities, or (ii) you soliciting and/or hiring your administrative assistant.

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Non-Disparagement. Following your termination of employment with us, you agree that you will not make any disparaging or derogatory remarks or statements about the Company, or the Company’s current and former officers, directors, shareholders, principals, attorneys, agents or employees. The Company agrees that it will not make any disparaging or derogatory remarks or statements about you or your employment with Company. Remarks or statements made privately by any executive officer or director of the Company to any other executive officer or director of the Company, in each case, in such executive officer’s or director’s capacity as an executive officer or director and in furtherance of Company business, shall not be covered by this covenant. In the event a prospective employer contacts the Company by any means to verify your employment, the only information that the Company, and its agents or employees will provide will be your hire date, date of termination of employment, last position held and, upon your request, relevant compensation information.

Notwithstanding the foregoing, nothing in this letter shall preclude you or us from making truthful statements that are required by applicable law, regulation or legal process.

•	Survival. Any termination of your employment with us shall have no effect on the continuing operation of this Section 6.

•	Validity; Remedies. You acknowledge that the potential restrictions on your future employment imposed by this Section 6 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 6 unreasonable in duration or geographic scope or otherwise, you hereby agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction. You expressly understand and agree that the remedy at law for any breach by you of the provisions of this Section 6 will be inadequate and that the Company shall be entitled to injunctive relief if permitted by law. Nothing contained in this Section 6 shall be deemed to limit the Company’s remedies at law or in equity for any such breach of said provisions hereof. Any covenant that may not be specifically enforceable shall, nevertheless, if breached, give rise to a cause of action for money damages.

7.	Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company (but exclusive of any claims made by you or on your behalf). The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company.

8.	Miscellaneous.

•	No Conflicts. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

•	Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

•	Entire Agreement. This letter sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings,

representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.

•	Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

•	Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflict of laws provision.

•	Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

•	Withholding. All payments of compensation to you by the Company shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

•	Dispute Resolution. Except with respect to enforcement of any covenants under or referenced in Section 6 above, the following provisions apply to any disputes that may arise regarding this letter, your employment with the Company or your termination of employment with the Company:

•	In the event of any dispute, claim, question or disagreement arising out of or relating to this letter or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

•	If the parties do not reach such a resolution within a period of 30 days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30 day period, then within the following 30 day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten 10 days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of North Carolina or such other location as may be mutually agreed to by the parties.

•	The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this letter evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this letter pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

•	To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by you as a result of any dispute involving the validity or enforceability of, or liability under, any provision of this letter (including as a result of any dispute involving the amount of any payment or other benefit due pursuant to this letter) shall be paid by the Company provided that you prevail on at least one material issue.

•	You acknowledge and understand that by agreeing to binding arbitration, you are waiving a right to a jury trial. The claims covered by this provision include any statutory claims regarding your employment or the termination of your employment, including without limitation claims regarding workplace discrimination.

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Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code’) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

•	Section 280G. Notwithstanding any other provision of this letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to you or for your benefit pursuant to the terms of this letter or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any determination required under this paragraph shall be made by a nationally recognized accounting firm designated by the Company prior to the Change in Control and shall be binding upon the Company and you.

•	Reimbursement for Legal Fees. The Company will reimburse you for your legal fees incurred in connection with entering into this letter and accepting this offer, up to a maximum amount of $35,000.

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines for Executive Officers and Other Key Executives and its Policy on Recoupment of Incentive Compensation From Executives in the Event of Certain Restatements.

Ted, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ William J. Marino
William J. Marino Chairman of the Board, Sealed Air Corporation

Agreed and Accepted on September 5, 2017

/s/ Edward L. Doheny II
Edward L. Doheny II

Exhibit A to Letter Agreement

Certain Defined Terms

For purposes of the letter agreement dated September 5, 2017 between Sealed Air Corporation and Edward L. Doheny II, the following terms have the following meanings:

•	“Cause” means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to you and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in your capacity as an employee. No act, or failure to act, will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Sealed Air. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Your cessation of employment will not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you, if you are a member of the Board at such time) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in clause (i), (ii) or (iii), and specifying the particulars thereof in detail.

•	“Change in Control” is as defined in the Stock Plan.

•	“Disability” means your permanent and total disability as determined in each case by the Organization & Compensation Committee in its discretion, which determination shall be final.

•	“Good Reason” means your termination of employment with the Company following the initial existence of one or more of the following conditions without your consent: (i) a material diminution in your base compensation, annual bonus opportunity or long-term incentive opportunity; (ii) a material diminution in your authority, duties, or responsibilities; (iii) a material change in the geographic location at which you must perform the services; provided, however, that a relocation of less than 50 miles from your then present location will not be considered a material change in geographic location; (iv) the failure of the Board to appoint you President and Chief Executive Officer of the Company on or prior to January 1, 2018; (v) the failure of the Board to nominate you for reelection to the Board; (vi) any action or inaction that constitutes a material breach by the Company of this letter; or (vii) the Company providing at any time on or after a Change in Control a notice of non-renewal of the Term.

For a termination of employment to constitute a termination for Good Reason, you must provide notice to the Company of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Company has 30 days to remedy the condition. If the condition is not remedied by the Company within 30 days of the notice, you must terminate your employment with the Company within 30 days after the Company’s failure to remedy the condition.

•	“Pro Rata Bonus” means a pro-rata portion of the annual cash bonus under the applicable Company plan for the year in which a Qualifying Termination occurs equal to a fraction, the numerator of which is the number of calendar days during such year through (and including) the date of the Qualifying Termination and the denominator of which is 365, with such pro-rata portion earned in an amount, (i) in the case of a Qualifying Termination other than on or within 24 months after a Change in Control, based on the degree to which the applicable performance financial and operational goals are ultimately achieved, as determined by the Organization & Compensation Committee on a basis applied uniformly to you as to other senior executives of the Company, and (ii) in the case of a Qualifying Termination on or within 24 months after a Change in Control, based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control.

•	“Qualifying Termination” means a termination of your employment with the Company either (i) by action of the Company without Cause or (ii) by you for Good Reason. Termination of your employment with the Company at the end of the Initial Term or any one-year renewal of the Term, whether by action of the Company without Cause or otherwise, will not constitute a Qualifying Termination if the Company has timely provided notice of non-renewal to you and the Term has ended in accordance with the provisions of this letter, except in the case of a termination of employment for Good Reason after a Change in Control if triggered by clause (vii) in the definition of Good Reason.

Exhibit B to Letter Agreement

Form of Time-Vesting RSU Award for Initial Equity Award

Exhibit C to Letter Agreement

Form of Performance-Vesting RSU Award for Initial Equity Award

Exhibit D to Letter Agreement

Form of Release of Claims

Exhibit E to Letter Agreement

Standard Company Agreement Regarding Protection Of Confidential Information And

Ownership Of Trade Secrets And Inventions

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